UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2020

Taysha Gene Therapies, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39536	84-3199512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2280 Inwood Road Dallas, Texas	75235
(Address of Principal Executive Offices)	(Zip Code)

(214) 612-0000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	TSHA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2020, the board of directors (the “Board”) of Taysha Gene Therapies, Inc. (the “Company”) appointed Drs. Kathleen Reape and Laura Sepp-Lorenzino to serve as directors of the Company. Each of Drs. Reape and Sepp-Lorenzino will serve as a Class III director whose term will expire at the 2023 annual meeting of stockholders. The Board also appointed Dr. Reape to serve as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and Dr. Sepp-Lorenzino to serve as a member of the Audit Committee of the Board (the “Audit Committee”). There is no arrangement or understanding between either Dr. Reape or Dr. Sepp-Lorenzino and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Drs. Reape and Sepp-Lorenzino and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Reape or Dr. Sepp-Lorenzino requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Drs. Reape and Sepp-Lorenzino is set forth below.

Kathleen Reape, M.D., age 55, served as Chief Medical Officer of Spark Therapeutics, Inc. from September 2018 to March 2020 and as the Head of Clinical Research and Development of Spark from January 2016 to September 2018. Prior to joining Spark, Dr. Reape served as President of Ark Medical Consulting from August 2015 to January 2016. She served as Senior Vice President, Clinical Development, Global Brands R&D of Allergan plc from March 2015 to July 2015 following its merger with Actavis plc where Dr. Reape served as Vice President, Clinical Development, Global Brands R&D from August 2014 to March 2015. Dr. Reape earned a B.A. in biology and an M.D. from the University of Pennsylvania.

Laura Sepp-Lorenzino, Ph.D., age 59, has served as Executive Vice President, Chief Scientific Officer of Intellia Therapeutics, Inc. since May 2019. From September 2017 to May 2019, Dr. Sepp-Lorenzino served as Vice President, Head of Nucleic Acid Therapies at Vertex Pharmaceuticals, Inc. She served as Vice President, Entrepreneur-in-Residenceat Alnylam Pharmaceuticals, Inc. from 2014 to September 2017. Dr. Sepp-Lorenzino earned a professional degree in biochemistry from the Universidad de Buenos Aires in Argentina and a Ph.D. in biochemistry from New York University.

In accordance with the Company’s compensation policy for non-employee directors, upon commencement of service as a director, each of Drs. Reape and Sepp-Lorenzino will be granted a nonqualified stock option to purchase 31,000 shares of the Company’s common stock. The stock option will have an exercise price per share equal the closing price of the Company’s common stock on the date of grant. This option will vest and become exercisable in 36 equal monthly installments subject to the recipient’s Continuous Service (as defined in the Company’s 2020 Stock Incentive Plan) through such vesting dates and subject to acceleration upon a change in control. Additionally, each of Drs. Reape and Sepp-Lorenzino will be entitled to receive a $35,000 annual retainer for her service as director. Dr. Reape will receive an additional $4,000 annual retainer for her service on the Nominating and Corporate Governance Committeee. Dr. Sepp-Lorenzino will receive an additional $7,500 annual retainer for her service on the Audit Committee.

At each annual stockholder meeting following which their respective terms as a director continues, each of Drs. Reape and Sepp-Lorenzino will be entitled to receive an additional nonqualified stock option to purchase 15,500 shares of the Company’s common stock, which option will vest in full and become exercisable on the earlier of the date of the next annual stockholder meeting or 12 months following the date of grant, subject to the recipient’s Continuous Service through such date and subject to acceleration upon a change in control Drs. Reape and Sepp-Lorenzino have also entered into the Company’s standard form of indemnification agreement.

Item 7.01 Regulation FD Disclosure.

On November 24, 2020, the Company issued a press release announcing the appointment of Drs. Reape and Sepp-Lorenzino to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release, dated November 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taysha Gene Therapies, Inc.

Dated: November 24, 2020	By:	/s/ Kamran Alam

Kamran Alam
Chief Financial Officer